EXHIBIT 99.1

Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Third Quarter 2016 Results

Ridgefield Park, NJ, October 17, 2016: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the third quarter and nine months ended August 31, 2016, which can be found in the table below.
Total net income increased to $321,367 for the three months ended August 31, 2016 from income of $49,889 for the same period in fiscal 2015. Total net income increased to $948,419 for the nine months ended August 31, 2016 as compared to a loss of $(1,479,222) for the same period in fiscal 2015. Lance Funston, Chief Executive Officer commented, “We are pleased to announce that we now have had three profitable quarters in a row in fiscal 2016. We have made a strategic decision to eliminate unprofitable products, and although this results in reduced revenues, it has led to a focus on profitable brands resulting in an increase in net income when compared with the prior year.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	August 31, 2016 (unaudited)	August 31, 2015 (unaudited)

Revenues	$ 5,041,193	$ 7,079,673

Net Income (Loss) from Continuing Operations	$ 321,367	$ 175,080
Net (Loss) Income on Discontinued Operations	$ ---	$ (125,191)
Total Net Income (Loss)	$ 321,367	$ 49,889

Earnings (Loss) per Share:
Basic
Continuing Operations	$ 0.05	$ 0.02
Discontinued Operations	$ 0.00	$ (0.02)
	$ 0.05	$ 0.00

Earnings (Loss) per Share:
Diluted
Continuing Operations	$ 0.05	$ 0.02
Discontinued Operations	$ 0.00	$ (0.02)
	$ 0.05	$ 0.00

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,048,011	7,006,684

Nine Months Ended
	August 31, 2016 (unaudited)	August 31, 2015 (unaudited)

Revenues	$ 15,405,388	$ 20,707,422

Net Income (Loss) from Continuing Operations	$ 961,315	$ (1,539,170)
Net (Loss) Income on Discontinued Operations	$ (12,896)	$ 59,948
Total Net Income (Loss)	$ 948,419	$ (1,479,222)

Earnings (Loss) per Share:
Basic
Continuing Operations	$ 0.14	$ (0.22)
Discontinued Operations	$ 0.00	$ 0.01
	$ 0.14	$ (0.21)

Earnings (Loss) per Share:
Diluted
Continuing Operations	$ 0.14	$ (0.22)
Discontinued Operations	$ 0.00	$ 0.01
	$ 0.14	$ (0.21)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,074,893	7,006,684